UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 29, 2015
(Date of earliest event reported)

SILVER DRAGON RESOURCES INC.
(Exact name of registrant as specified in its charter)

0-29657
(Commission File Number)

Delaware	33-0727323
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

200 Davenport Road
Toronto, Ontario, M5R 1J2
(Address of Principal Executive Offices) (Zip Code)

(416) 223-8500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4c))

Item 1.01 Entry into a Material Definitive Agreement.

            On December 29, 2015, Silver Dragon Resources Inc. (the “Company”) entered into an Equity Transfer Agreement (the “Agreement”) with Beijing Shengda Industrial Group Ltd. (“BSIG”) pursuant to which the Company agreed to sell its 20% interest in Inner Mongolia Guangda Mining Ltd. (“Guangda”) a wholly owned subsidiary of its Foreign Cooperative Joint Venture in China, Sanhe Sino-Top Resources & Technologies Ltd. (“Sino-Top”) to BSIG for approximately RMB161,922,820 ($25,000,000) (the “Purchase Price”) subject to adjustments provided in the Agreement. Upon the completion of the sale the Company will no longer have any interest in Inner Mongolia Guangda Mining Ltd. (“Guangda”).

            The consummation of the sale and transfer of the Company’s 20% interest in Guangda to BSIG is contingent on the receipt of required regulatory approvals including the receipt of the China Securities Regulatory Commission and any required board and shareholder approval. A down payment in the amount of RMB2,500,000 ($380,000) was paid upon the execution of the Agreement.

The balance of the Purchase Price is to be paid in five installments as follows:

Ten percent of the Purchase Price shall be paid within fifteen business days of receiving the approval of the China Securities Regulatory commission for the transaction;

Twenty percent of the Purchase Price shall be paid within fifteen business days of the date the ownership registration of the Company’s 20% interest in Guangda is transferred to BSIG;

Fifteen percent of the Purchase Price shall be paid within fifteen business of receiving the earnings report of Guangda Mining for 2017;

Fifteen percent of the Purchase Price shall be paid within fifteen business days of receiving the earnings report of Guangda Mining for 2018; and

Forty percent of the total Purchase Price shall be paid within fifteen business days of receiving the earnings report of Guangda Mining for 2019.

            As noted in the Agreement, Sino-Top and Shengda Mining Co. Ltd. entered into an Asset Purchase Agreement on December 13, 2015, pursuant to which Shengda Mining Co. Ltd is purchasing 100% of Sino-Top’s equity interest in Guangda Mining through issuing shares. Sino-Top has signed an Indemnification Agreement on Performance Commitment with Shengda Mining Co. Ltd. pursuant to which Sino-Top pledged certain net profit amounts for Guangda Mining as set forth in the Agreement and Sino-Top agreed to compensate Shengda Mining Co. Ltd. for the net profit differences.

            The Agreement provides that a certified accounting firm will review the actual net profit and calculate the difference between the actual net profit and the committed profit at the end of every fiscal year during the commitment period from 2017 to 2019 and the Company will have to compensate Sino-Top in cash based on the difference between the committed profit and the actual profit due, based on the Company’s 20% equity interest sold.

             Pursuant to the Agreement, upon the Agreements coming into full force, Sino-Top’s directors shall resign and the vacancies shall be filled and appointed by BSIG.

            The forgoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement a form of which is attached as an exhibit to this Current Report and which is incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On December 29, 2015, Charles L. McAlpine notified the Company that he was resigning as a director of the Company effective as of December 29, 2015. The Company is not aware of any disagreement or dispute between Mr. McAlpine and the Company which led to his resignation.

Item 7.01 Regulation FD Disclosure.

            On January 13, 2016, the Company issued a press release announcing that it entered into an Equity Transfer Agreement with Shengda Industrial to sell the Company’s 20% equity interest in Inner Mongolia Guangda Mining Ltd. A copy of the press release is attached hereto as Exhibit 99.1 and shall not be deemed incorporated by reference into any of the Company’s registration statements or other filings with the Securities and Exchange commission, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Sanhe Sino-Top Resources & Technologies, Ltd. Equity Transfer Agreement
99.1	Silver Dragon Resources Press Release dated January 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: January13, 2016	/s/ Marc Hazout
By: Marc Hazout, President & CEO